Exhibit 8.1

September 21, 2010

Anheuser-Busch InBev Worldwide Inc.,

        1209 Orange Street,

                Wilmington, DE 19801.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Anheuser-Busch InBev Worldwide Inc. (the “Issuer”) and Anheuser-Busch InBev SA/NV (the “Parent Guarantor”) in connection with the registration under the Securities Act of 1933 (the “Act”) by the Issuer of an unspecified aggregate initial offering price or principal amount of debt securities fully and unconditionally guaranteed by the Parent Guarantor. We hereby confirm to you that the statements of United States tax law set forth under the heading “Tax Considerations–United States Taxation” in the Registration Statement on Form F-3 (“Registration Statement”), as dated as of the date hereof, are accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Tax Considerations– United States Taxation.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP